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FORM 4

                                                             OMB APPROVAL
                                                    OMB NUMBER:       3235-0287
                                                    Expires: September 30, 1998
                                                    Estimated average burden
                                                    Hours per response......0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / Check this box if no longer
    subject to Section 16.  Form 4
    or Form 5 obligations may
    continue.  SEE Instruction 1(b)

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
   Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                           to Issuer
     Hackel,     Kenneth       S.            Nathans Famous, Inc.    NATH                  (Check all applicable)
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    (Last)       (First)    (Middle)      3. IRS or Social          4.  Statement for            Director        X   10% Owner
                                             Security Number            of Month/Year      ------              -----
                                             Reporting Person                                    Officer (give       Other (specify
                                             (Voluntary)                December 1999      ------              -----        below)
                                                                                           title below)
P.O. Box 726
-------------------------------------------                         ----------------------------------------------------------------
            (Street)                                                5.  If Amendment,    7. Individual or Joint/Group Filing
                                                                        Date of Original    (Check Applicable Line)
                                                                        (Month/Year)         X  Form filed by One Reporting Person
                                                                                            ---
                                                                                                Form filed by More than One
Alpine,       New Jersey       07620                                                        --- Reporting Person
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(City)         (State)         (Zip)




TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1.Title of Security     2. Trans-  3. Trans-   4. Securities Acquired(A)  5. Amount of             6. Owner-      7. Nature
    (Instr. 3)             action     action      or Disposed of (D)         Securities               ship           of Indirect
                           Date       Code        (Instr. 3, 4 and 5)        Beneficially             Form:          Beneficial
                           (Month/ (Instr. 8)                                Owned at                 Direct         Owner-
                              Day/                                           End of Month             (D) or         ship
                             Year)                                                                    Indirect
                                                                          (Instr. 3 and 4)            (I)
                                                                                                      (Instr. 4)     (Instr. 4)
                                    -------------------------------------
                                                      (A) or (D)

                                    Code    V   Amount            Price
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Common stock, $0.01 par   12/2/99    P          3,100     A       $3.375                                 D
value per share
Common stock, $0.01 par   12/7/99    P            800     A       $3.28125                               D
value per share
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Common stock, $0.01 par   12/17/99   P          3,700     A       $3.1875                                D
value per share
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Common stock, $0.01 par   12/23/99   P          10,000    A       $3.3125                                D
value per share
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                  TOTAL                                                         755,500
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)

* If the form is filed by more than one reporting person, see Instruction 4(b)(v). SEC 1474 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

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1. Table of Derivative  2. Conver-   3.  Trans-   4. Trans-     5. Number of    6. Date           7. Title and        8. Price of
   Security                sion or       action      action        Derivative      Exercisable       Amount of           Derivative
   (Instr. 3)              Exercise      Date        Code          Securities      and               Underlying          Security
                           Price of                 (Instr. 8)     Acquired        Expiration        Securities          (Instr. 5)
                           Deriv-    (Month/Day/                   (A) or          Date              (Instr. 3 and 4)
                           ative      Year)                        Disposed
                           Security                                of (D)         (Month/Day/
                                                                   (Instr. 3,      Year)
                                                                   4, and 5)
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                                                                                Date     Expir-            Amount or
                                                   Code    V        (A)   (D)   Exer-    ation    Title    Number of
                                                                                cisable  Date              Shares
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
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9.  Number of      10. Ownership      11. Nature of
    Derivative         Form of            Indirect
    Securities         Derivative         Beneficial
    Beneficially       Security:          Ownership
    Owned at           Direct (D)         (Instr. 4)
    End of             or Indirect
    Month              (I)
    (Instr. 4)         (Instr. 4)
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


     Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


                                /s/Kenneth S. Hackel                    1/7/00
                               -------------------------------          ------
                               **Signature of Reporting Person           Date


Potential persons who are to respond to the collection of information contained in this form are not Page 2 required to respond unless the form displays a currently valid OMB Number. SEC 1474 (7-96)


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